REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INPUT/OUTPUT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	22-2286646 (I.R.S. Employer Identification No.)

12300 PARC CREST DR.
STAFFORD, TEXAS 77477
(Address, including zip code, of principal executive offices)

INPUT/OUTPUT, INC. 2004 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

DAVID L. ROLAND, ESQ.
VICE PRESIDENT, GENERAL COUNSEL
AND CORPORATE SECRETARY
INPUT/OUTPUT, INC.
12300 PARC CREST DR.
STAFFORD, TEXAS 77477
(281) 933-3339
(Name, address and telephone number of agent for service)

With copies to:
FULBRIGHT& JAWORSKI L.L.P.
1301 MCKINNEY, SUITE 5100
HOUSTON, TEXAS 77010
ATTENTION: MARC H. FOLLADORI
(713) 651-5151

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to	maximum offering	aggregate offering	Amount of
to be registered	be registered(1)(2)	price per share(3)	price(3)	registration fee
Common Stock $0.01 par value (1)	2,600,000 shares	$6.10	$15,860,000	$1,866.72

(1)	This registration statement also (i) includes the associated rights to purchase Series A Preferred Stock, par value $0.01 per share (the rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred) and (ii) covers an indeterminate number of shares that may become issuable pursuant to certain anti-dilution adjustment provisions under the Input/Output, Inc. 2004 Long-Term Incentive Plan pursuant to Rule 416(a) under the Securities Act of 1933.

(2)	This registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under restricted stock agreements evidencing outstanding restricted stock awards under the Input/Output, Inc. 2004 Long-Term Incentive Plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(3)	The offering price per share and the aggregate offering price have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average high and low sale prices for the registrant’s shares of common stock as reported on the New York Stock Exchange composite transactions on June 6, 2005 ($6.10 per share).

INTRODUCTORY STATEMENT

     Input/Output, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) to register 2,600,000 shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”) issued or to be issued under the Input/Output, Inc. 2004 Long-Term Incentive Plan and to file a prospectus to be used in connection with reoffers and resales, made on a delayed or continuous basis in the future, of shares of Common Stock acquired under the Input/Output, Inc. 2004 Long-Term Incentive Plan.

PROSPECTUS

2,600,000 SHARES OF COMMON STOCK

INPUT/OUTPUT, INC.

     This prospectus (this “Prospectus”) relates to the offer and sale, from time to time, of up to 2,600,000 shares of our common stock, par value $0.01 per share (the “Common Stock”), by certain selling stockholders identified on page 15 of this Prospectus (the “Selling Stockholders”) for their own account. The Selling Stockholders acquired these shares under the Input/Output, Inc. 2004 Long-Term Incentive Plan (the “Plan”). The price at which any of the shares of Common Stock may be sold and the commissions, if any, paid in connection with any such sale are unknown and may vary from transaction to transaction. None of the shares of Common Stock have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     Our Common Stock is traded on The New York Stock Exchange under the symbol “IO.” On June 7, 2005, the closing price for our Common Stock, as reported on The New York Stock Exchange composite transactions was $6.35.

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE THE DISCUSSION UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     No underwriter is being used in connection with this offering. From time to time, the Selling Stockholders may sell the shares of Common Stock in one or more transactions on The New York Stock Exchange, in negotiated private transactions, through a combination of such methods of sale or otherwise, at fixed prices that may change, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See the discussion under “Plan of Distribution” on page 17 of this Prospectus. The shares of our Common Stock are being offered and sold for the account of the Selling Stockholders and we will not receive any of the proceeds from the sale of the shares.

     The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the discussion under “Plan of Distribution” on page 17 of this Prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will bear all expenses incurred in connection with the preparation of this Prospectus and the registration of the securities covered by it, except that the Selling Stockholders will pay underwriting discounts, selling commissions and fees and expenses, if any, of counsel or other advisers to the Selling Stockholders.

The date of this Prospectus is June 8, 2005

     You should only rely on the information contained or incorporated by reference in this Prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. The shares of our common stock are not being offered in any jurisdiction where such offer is not permitted. You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus or such prospectus supplement.

     In this Prospectus, “Input/Output,” “I/O,” “company,” “we,” “our,” “ours” and “us” refer to Input/Output, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

     The information contained in this Prospectus contains references to trademarks, service marks and registered marks of Input/Output and our subsidiaries, as indicated. Except where stated otherwise or unless the context otherwise requires, the terms “VectorSeis” and “VectorSeis System Four” refer to our VectorSeis® and VectorSeis System Four® registered marks, and the terms “Applied MEMS” and “System Four Digital-Analog,” refer to our Applied MEMS™ and System Four Digital-Analog™ trademarks and service marks.

INPUT/OUTPUT, INC.

     Input/Output is a leading seismic services provider. We provide seismic acquisition equipment, software and planning and seismic processing services to the global oil and gas industry. Our technologies are applied in both land and marine environments, in traditional two-dimensional (2-D) and three-dimensional (3-D) surveys and in growing areas such as time-lapse (4-D) reservoir monitoring and full-wave imaging. We have offices in the United States, Canada, Venezuela, Europe, China, Russia, Africa and the Middle East.

     Our principal offices are located at 12300 Parc Crest Drive, Stafford, Texas, 77477, and our telephone number is (281) 933-3339. Our website is located on the internet at http://www.i-o.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including documents incorporated by reference in this Prospectus, contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations, estimates and projections about our industry, management’s belief and assumptions made by management. You can find many of these statements by looking for words such as “estimate,” “project,” “believe,” “anticipate,” “seek,” “intend,” “expect” and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” beginning on page 6, that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this Prospectus.

RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our Common Stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial situation. Our business, financial condition and results of operations could be seriously harmed by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or a portion of your investment.

     Our operating results may fluctuate from period to period and we are subject to seasonality factors.

     Our operating results are subject to fluctuations from period to period, as a result of new product or service introductions, the timing of significant expenses in connection with customer orders, unrealized sales, the product mix sold and the seasonality of our business. Because many of our products feature a high sales price and are technologically complex, we generally have experienced long sales cycles for these products and historically incur significant expense at the beginning of these cycles for component parts and other inventory necessary to manufacture a product in anticipation of a future sale, which may not ultimately occur. In addition, the revenues from our sales can vary widely from period to period due to changes in customer requirements. These factors can create fluctuations in our net sales and results of operations from period to period. Variability in our overall gross margins for any quarter, which depend on the percentages of higher-margin and lower-margin products and services sold in that quarter, compounds these uncertainties. As a result, if net sales or gross margins fall below expectations, our operating results and financial condition will likely be adversely affected. Additionally, our business is seasonal in nature, with weakest demand typically experienced in the second and third calendar quarters, and the strongest demand typically in the first and fourth calendar quarters of each year.

     Due to the relatively high sales price of many of our products and data libraries and relatively low unit sales volume, our quarterly operating results have historically fluctuated from period to period due to the timing of orders and shipments and the mix of products and services sold. This uneven pattern has made financial predictions for any given period difficult, increases the risk of unanticipated variations in our quarterly results and financial condition and places challenges on our inventory management. Also, delays in ordering products or in shipping or delivering products in a given quarter could significantly affect our results of operations for that quarter. Fluctuations in our quarterly operating results may cause greater volatility in the price of our common stock and convertible notes.

We are exposed to risks related to complex, highly technical products.

     System reliability is an important competitive consideration for seismic data acquisition systems. Our customers often require demanding specifications for product performance and reliability. Because many of our products are complex and often use unique advanced components, processes, technologies and techniques, undetected errors and design and manufacturing flaws may occur. Even though we attempt to assure that our systems are always reliable in the field, the many technical variables related to their operations can cause a combination of factors that can and have, from time to time, caused performance issues with certain of our products. Product defects result in higher product service, warranty and replacement costs and may affect our customer relationships and industry reputation, all of which may adversely impact our results of operations. Despite our testing and quality assurance programs, undetected errors may not be discovered until the product is purchased and used by a customer in a variety of field conditions. If our customers deploy our new products and they do not work correctly, our relationship with our customers may be materially and adversely affected.

     Both our new VectorSeis System Four Digital-Analog land acquisition system and VectorSeis Ocean-redeployable seabed acquisition system experienced a number of undetected errors or “bugs” when first introduced. This is not unusual in the development and release of new technologically-advanced products. Also, the inexperience of customers in using these new products exacerbates these problems. We believe that our System Four Digital-Analog™ land acquisition system contains significant design improvements in both field troubleshooting and reliability compared to legacy analog land acquisition systems, and that the system has now generally achieved expected reliability and performance levels. However, until we have more field experience with the product in a wide variety of operational conditions, we cannot be certain that problems will not arise. We believe the VectorSeis Ocean seabed system is the first system of its type, integrating digital sensors, radio telemetry, data management and quality control systems, all deployed on the seabed. As a result of its recent development and advanced and complex nature, we continue to experience occasional unrelated performance issues with the VectorSeis Ocean seabed system and continue to refine the system and its components to reflect field experiences encountered in their operation.

     During 2004, we sold our first VectorSeis Ocean redeployable seabed acquisition system to Reservoir Exploration Technology AS, a Norwegian start-up seismic contractor (“RXT”). RXT is under contract with our subsidiary, GXT, to obtain seismic data for a major oil company. RXT is using the VectorSeis Ocean seabed system to acquire the data. If for any reason RXT were unable to complete its obligations to acquire the seismic data as required by the oil company, GXT could potentially be liable to the oil company for certain contractual remedies, including reimbursing the oil company for the excess cost for acquiring the data by other means, which could possibly cause a loss to GXT on the contract.

     We derive a substantial amount of our revenues from foreign sales, which pose additional risks.

     Sales to customers outside of North America accounted for approximately sixty seven percent (67%) of our consolidated net sales for the three months ended March 31, 2005, and we believe that export sales will remain a significant percentage of our revenue. United States export restrictions affect the types and specifications of products we can export. Additionally, to complete certain sales, United States laws may require us to obtain export licenses, and we cannot assure you that we will not experience difficulty in obtaining these licenses. Operations and sales in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization;

•	political and economic instability;

•	armed conflict and civil disturbance;

•	currency fluctuations, devaluations and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	tariff regulations and import/export restrictions;

•	customer credit risk;

•	governmental activities that limit or disrupt markets, or restrict payments or the movement of funds; and

•	governmental activities that may result in the deprivation of contractual rights.

     There is a risk that our collections cycle will lengthen due to the increased level of our sales to foreign customers, particularly those in China and the former Soviet Union (or Commonwealth of Independent States).

     The majority of our foreign sales are denominated in United States dollars. An increase in the value of the dollar relative to other currencies will make our products more expensive, and therefore less competitive, in foreign markets.

     In addition, we are subject to taxation in many jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns are subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

     The loss of any significant customer could materially and adversely affect our results of operations and financial condition.

     We have traditionally relied on a relatively small number of significant customers. Consequently, our business is exposed to the risks related to customer concentration. For the three months ended March 31, 2005 and for the entire year of 2004, approximately seven percent (7%) and fifteen percent (15%), respectively, of our consolidated net sales related to one Chinese customer. The loss of any of our significant customers or deterioration in our relations with any of them could materially and adversely affect our results of operations and financial condition.

     The GX Technology Corporation (“GXT”) and Concept Systems Holdings Limited (“Concept Systems”) acquisitions have increased our exposure to the risks experienced by more technology-intensive companies.

     The businesses of GXT and Concept Systems, being more concentrated in software, processing services and proprietary technologies than our traditional business, have exposed us to the risks typically encountered by smaller technology companies that are more dependent on proprietary technology protection and research and development. These risks include:

•	future competition from more established companies entering the market;

•	product obsolescence;

•	dependence upon continued growth of the market for seismic data processing;

•	the rate of change in the markets for GXT’s and Concept Systems’ technology and services;

•	research and development efforts not proving sufficient to keep up with changing market demands;

•	dependence on third-party software for inclusion in GXT’s and Concept Systems’ products and services;

•	misappropriation of GXT’s or Concept Systems’ technology by other companies;

•	alleged or actual infringement of intellectual property rights that could result in substantial additional costs;

•	difficulties inherent in forecasting sales for newly developed technologies or advancements in technologies;

•	recruiting, training and retaining technically skilled personnel that could increase the costs for GXT or Concept Systems, or limit their growth; and

•	the ability to maintain traditional margins for certain of their technology or services.

     We may not realize the anticipated benefits of our acquisitions of GXT or Concept Systems or be successful in integrating their operations, personnel or technology.

     There can be no assurance that the anticipated benefits of our acquisitions of GXT or Concept Systems will be realized or that our integration of their operations, personnel and technology will be successful. Likewise, no assurances can be given that our business plan with respect to GXT’s or Concept Systems’ services and products will prove successful. The integration of these companies into our operations will require the experience and expertise of managers and key employees of GXT and Concept Systems who are expected to be retained by us. There can be no assurance that these managers and key employees of GXT and Concept Systems retained by us will remain with us for the time period necessary to successfully integrate their companies into our operations .

     We may not gain rapid market acceptance for our VectorSeis products, which could materially and adversely affect our results of operations and financial condition.

     We have spent considerable time and capital developing our VectorSeis product lines. Because VectorSeis products rely on a new digital sensor, our ability to sell our VectorSeis products will depend on acceptance of our digital sensor and technology solutions by geophysical contractors and exploration and production companies. If our customers do not believe that our digital sensor delivers higher quality data with greater operational efficiency, our results of operations and financial condition will be materially and adversely affected.

     Future technologies and businesses that we may acquire may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

     An important aspect of our current business strategy is to seek new technologies, products and businesses to broaden the scope of our existing and planned product lines and technologies. While we believe that these acquisitions complement our technologies and our general business strategy, there can be no assurance that we will achieve the expected benefit of these acquisitions. In addition, these acquisitions may result in unexpected costs, expenses and liabilities.

     Acquisitions expose us to:

•	increased costs associated with the acquisition and operation of the new businesses or technologies and the management of geographically dispersed operations;

•	risks associated with the assimilation of new technologies, operations, sites and personnel;

•	the possible loss of key employees and costs associated with their loss;

•	risks that any technology we acquire may not perform as well as we had anticipated;

•	the diversion of management’s attention and other resources from existing business concerns;

•	the potential inability to replicate operating efficiencies in the acquired company’s operations;

•	potential impairments of goodwill and intangible assets;

•	the inability to generate revenues to offset associated acquisition costs;

•	the requirement to maintain uniform standards, controls, and procedures;

•	the impairment of relationships with employees and customers as a result of any integration of new and inexperienced management personnel; and

•	the risk that acquired technologies do not provide us with the benefits we anticipated.

     Integration of the acquired businesses requires significant efforts from each entity, including coordinating existing business plans and research and development efforts. Integrating operations may distract management’s attention from the day-to-day operation of the combined companies. If we are unable to successfully integrate the operations of acquired businesses, our future results will be negatively impacted.

     We have developed outsourcing arrangements with third parties to manufacture some of our products. If these third parties fail to deliver quality products or components at reasonable prices on a timely basis, we may alienate some of our customers and our revenues, profitability and cash flow may decline.

     As part of our strategic direction, we are increasing our use of contract manufacturers as an alternative to our own manufacture of products. As an example, in December 2004, we sold to another company our Applied MEMS business that manufactures micro electro mechanical system (MEMS) products that are a necessary component in many of our products. If, in implementing any outsource initiative, we are unable to identify contract manufacturers willing to contract with us on competitive terms and to devote adequate resources to fulfill their obligations to us or if we do not properly manage these relationships, our existing customer relationships may suffer. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement, or maintain manufacturing methods appropriate for our products and customers.

     If any of these risks are realized, our revenues, profitability and cash flow may decline. In addition, as we come to rely more heavily on contract manufacturers, we may have fewer personnel resources with expertise to manage problems that may arise from these third-party arrangements.

     Technological change in the seismic industry requires us to make substantial research and development expenditures.

     The markets for our products are characterized by changing technology and new product introductions. We must invest substantial capital to maintain a leading edge in technology, with no assurance that we will receive an adequate rate of return on such investments. If we are unable to develop and produce successfully and timely new and enhanced products and services, we will be unable to compete in the future and our business, our results of operations and financial condition will be materially and adversely affected.

     Our outsourcing relationships may require us to purchase inventory when demand for products produced by third-party manufacturers is low.

     Under a few of our outsourcing arrangements, our manufacturing outsourcers purchase agreed-upon inventory levels to meet our forecasted demand. Since we typically operate without a significant backlog of orders for our products, our manufacturing plans and inventory levels are principally based on sales forecasts. If demand proves to be less than we originally forecasted, these manufacturing outsourcers have the right to require us to purchase any excess or obsolete inventory. Should we be required to purchase inventory under these provisions, we may be required to hold inventory that we may never utilize.

     We may be unable to obtain broad intellectual property protection for our current and future products and we may become involved in intellectual property disputes.

     We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technologies. We believe that the technological and creative skill of our employees, new product developments, frequent product enhancements, name recognition and reliable product maintenance are the foundations of our competitive advantage. Although we have a considerable portfolio of patents, copyrights and trademarks, these property rights offer us only limited protection. Our competitors may attempt to copy aspects of our products despite our efforts to protect our proprietary rights, or may design around the proprietary features of our products. Policing unauthorized use of our proprietary rights is difficult, and we are unable to determine the extent to which such use occurs. Our difficulties are compounded in certain foreign countries where the laws do not offer as much protection for proprietary rights as the laws of the United States.

     Third parties inquire and claim from time to time that we have infringed upon their intellectual property rights. Any such claims, with or without merit, could be time consuming, result in costly litigation, result in injunctions, require product modifications, cause product shipment delays or require us to enter into royalty or licensing arrangements. Such claims could have a material adverse affect on our results of operations and financial condition.

     Further consolidation among our significant customers could materially and adversely affect us.

     Historically, a relatively small number of customers has accounted for the majority of our net sales in any period. In recent years, our traditional seismic contractor customers have been rapidly consolidating, thereby consolidating the demand for our products. The loss of any of our significant customers to further consolidation could materially and adversely affect our results of operations and financial condition.

     Our operations, and the operations of our customers, are subject to numerous government regulations, which could adversely limit our operating flexibility.

     Our operations are subject to laws, regulations, government policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for our products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on our future operating results. Our export activities are also subject to extensive and evolving trade regulations. Certain countries are subject to restrictions, sanctions and embargoes imposed by the United States government. These restrictions, sanctions and embargoes also prohibit or limit us from participating in certain business activities in those countries. Our operations are subject to numerous local, state and federal laws and regulations in the United States and in foreign jurisdictions concerning the containment and disposal of hazardous materials, the remediation of contaminated properties and the protection of the environment. These laws have been changed frequently in the past, and there can be no assurance that future changes will not have a material adverse effect on us. In addition, our customers’ operations are also significantly impacted by laws and regulations concerning the protection of the environment and endangered species. Consequently, changes in governmental regulations applicable to our customers may reduce demand for our products. For instance, regulations regarding the protection of marine mammals in the Gulf of Mexico may reduce demand for our airguns and other marine products. To the extent that our customer’s operations are disrupted by future laws and regulations, our business and results of operations may be materially and adversely affected.

     Disruption in vendor supplies will adversely affect our results of operations.

     Our manufacturing processes require a high volume of quality components. Certain components used by us are currently provided by only one supplier. We may, from time to time, experience supply or quality control problems with suppliers, and these problems could significantly affect our ability to meet production and sales commitments. Reliance on certain suppliers, as well as industry supply conditions, generally involve several risks, including the possibility of a shortage or a lack of availability of key components and increases in component costs and reduced control over delivery schedules; any of these could adversely affect our future results of operations.

     We may not be able to generate sufficient cash flows to meet our operational, growth and debt service needs.

     Our ability to fund our operations, grow our business and to make scheduled payments on our indebtedness and our other obligations will depend on our financial and operating performance, which in turn will be affected by general economic conditions in the energy industry and by many financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

     If we are unable to generate sufficient cash flows to fund our operations, grow our business and satisfy our debt obligations, we may have to undertake additional or alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

     We are exposed to risks relating to the effectiveness of our internal controls.

     In connection with the review of our quarterly financial statements for quarter ended September 30, 2004, our management and PricewaterhouseCoopers LLP (PWC), our independent auditors, detected a weakness in internal control over financial reporting involving the lack of adequate review of a final sales contract by GXT’s accounting personnel. Appropriate reviews were performed and corresponding changes were reflected in our quarterly financial statements before the statements were issued. Our management believes that we have remediated this weakness by implementing certain contract review procedures within GXT’s accounting department that are designed to prevent such occurrences. In reliance on guidance contained in an interpretive release by the staffs of the SEC’s Office of Chief Accountant and Division of Corporation Finance, our management determined to exclude GXT from the scope of management’s assessment of our internal control over financial reporting as of December 31, 2004, since GXT had been acquired by us in 2004.

     During 2004, we implemented a number of procedures to strengthen our internal controls, including procedures to comply with the new annual internal controls assessment and attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and the related SEC rules. While we completed our evaluation procedures and our management reported (and PwC attested) that our internal control over financial reporting was effective as of December 31, 2004, we may experience controls deficiencies or weaknesses in the future, which could adversely impact the accuracy and timeliness of our future financial reporting and reports and filings we make with the SEC.

     The addition of the GXT business may alienate a number of our traditional seismic contractor customers with whom GXT competes and adversely affect sales to and revenues from those customers.

     GXT’s business in processing seismic data competes with a number of our traditional customers that are seismic contractors. Many of these companies not only offer their customers — generally major, independent and national oil companies — the traditional services of conducting seismic surveys, but also the processing and interpretation of the data acquired from those seismic surveys. In that regard, GXT’s processing services directly compete with these contractors’ service offerings and may adversely affect our relationships with them, which could result in reduced sales and revenues from these seismic contractor customers.

     Note: The foregoing factors pursuant to the Private Securities Litigation Reform Act of 1995 should not be construed as exhaustive. In addition to the foregoing, we wish to refer readers to other factors discussed elsewhere in this report as well as other filings and reports with the Commission for a further discussion of risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     We will not receive any of the proceeds from any sale of shares of Common Stock by the Selling Stockholders pursuant to this Prospectus. All such proceeds will be for the account of the Selling Stockholders. If any of the Selling Stockholders exercise any stock option granted under the Plan, we will apply any cash proceeds received from payment of the exercise price to our general corporate purposes.

SELLING STOCKHOLDERS

     This Prospectus relates to shares of Common Stock that may be offered and sold by the Selling Stockholders who have acquired shares of restricted stock granted under the Plan. As of the date of this Prospectus, all of the Selling Stockholders are employees of Input/Output. The following table sets forth certain information regarding the beneficial ownership of outstanding shares of Common Stock owned by each Selling Stockholder as of May 16, 2005, the number of shares of Common Stock being offered for sale by each Selling Stockholder and the number and percentage of shares of Common Stock that each Selling Stockholder will beneficially own after completion of this offering, assuming all shares of Common Stock that may be offered for sale are sold and no other shares beneficially owned by the Selling Stockholders are sold.

     The actual number of shares to be sold, if any, will be determined from time to time by each Selling Stockholder in his or her discretion. Currently, there are no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock.

	Number of	Number of	Number of	Percentage of
	Shares of	Shares of	Shares of	Shares of
	Common Stock	Common Stock to	Common Stock	Common Stock
	Owned Prior to	be Offered in the	Owned After	Owned After
Name and Title	the Offering**	Offering**	the Offering**	the Offering
Lawrence P. Behn	6,234	3,000	3,234	*
Felix E. Bircher	3,000	3,000	0	*
Paul Brettwood	3,750	3,750	0	*
S. F. Burden	1,500	1,500	0	*
Michael Burrett (Vice President of Land Sensors)	5,000	5,000	0	*
Alexander Calvert	5,157	5,000	157	*
David A. Cespedes	5,001	4,000	1,001	*
Albert Chidiac	5,000	5,000	0	*
Don Chitwood	5,000	5,000	0	*
Ronald W. Colley	4,838	2,000	2,838	*
Gary Crews	5,000	5,000	0	*
Charles J. Criss	3,000	3,000	0	*
Jeff Cunkelman	5,000	5,000	0	*

	Number of	Number of	Number of	Percentage of
	Shares of	Shares of	Shares of	Shares of
	Common Stock	Common Stock to	Common Stock	Common Stock
	Owned Prior to	be Offered in the	Owned After	Owned After
Name and Title	the Offering**	Offering**	the Offering**	the Offering
Dave A. Cunningham	4,997	3,750	1,247	*
Bryan Ellis	4,270	4,000	270	*
Richard Eperjesi	3,567	3,000	567	*
Kees Faber	5,000	5,000	0	*
Andras A. Feszthammer	6,000	6,000	0	*
Richard Forrest-Hill	6,000	6,000	0	*
Christopher M. Friedemann (Vice President of Commercial Development)	22,138	10,000	12,138	*
Laura D. Guthrie (Corporate Vice President of Human Resources)	4,000	4,000	0	*
James Hollis (Vice President Land Imaging Systems Division)	20,887	8,000	12,887	*
James W. Iseli	6,000	6,000	0	*
Susan K. Jackson	5,590	3,750	1,840	*
Edward Jenner	2,000	2,000	0	*
Robert H. Kemp, Jr.	6,081	5,000	1,081	*
Cara Kiger	3,316	3,000	316	*
J. Michael Kirksey (Executive Vice President and Chief Financial Officer)	22,000	12,000	10,000	*
Steven J. Kooper	3,000	3,000	0	*
Dale J. Lambert	5,457	5,000	457	*
H. A. Laroo	3,750	3,750	0	*
Charles J. Ledet (Vice President Marine Imaging Division)	5,000	5,000	0	*
Robert J. Leger	5,000	5,000	0	*
C. John Maher	4,000	4,000	0	*
Francis McClure	3,750	3,750	0	*
Xiaowei Meng	18,326	6,000	12,326	*
Michael Meyers	5,596	5,000	596	*
Curt B. Moran	3,750	3,750	0	*
Mike Morrison	5,000	5,000	0	*
Geoffrey M. Nightingale	2,000	2,000	0	*
Thomas O’Brien	5,843	5,000	843	*
Magne Oldervoll	4,000	4,000	0	*

	Number of	Number of	Number of	Percentage of
	Shares of	Shares of	Shares of	Shares of
	Common Stock	Common Stock to	Common Stock	Common Stock
	Owned Prior to	be Offered in the	Owned After	Owned After
Name and Title	the Offering**	Offering**	the Offering**	the Offering
Andre’ Olivier	9,980	7,500	2,480	*
Robert Wyn Parney	4,000	4,000	0	*
Karolyn L. Ratajczak	2,000	2,000	0	*
David Ridyard	4,000	4,000	0	*
David Roland (Vice President, General Counsel and Corporate Secretary)	11,666	5,000	6,666	*
Robert E. Roquette	4,000	4,000	0	*
Christopher Rudolph	4,000	4,000	0	*
Scott G. Schapper	3,750	3,750	0	*
Kelly Smith	3,500	3,500	0	*
John Thompson	4,000	4,000	0	*
A. J. Troost	2,500	2,500	0	*
P. Van Der Burgh	6,250	6,250	0	*
David A. Verdun	5,333	2,000	3,333	*
Martin Williams	6,000	6,000	0	*
Richard Wood	5,000	5,000	0	*

*	less than one percent (1%) of outstanding shares of common stock as of June 7, 2005

**	rounded down to the nearest whole share

PLAN OF DISTRIBUTION

     From time to time, the Selling Stockholders may sell all or a portion of the shares of Common Stock at fixed prices that may change, at market prices prevailing at the time of the sale or at prices otherwise negotiated and in one or more transactions, as follows:

     •      in block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     •      in purchases by broker-dealers as principal and resale by the broker-dealer for its own account pursuant to this Prospectus;

     •      on the New York Stock Exchange, or any other stock exchange on which the shares of common stock are listed, in accordance with the rules of the particular exchange, ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     •      in privately negotiated transactions; or

     •      through a combination of these methods of sale or otherwise.

     The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. The Selling Stockholders may effect sales by selling the shares of Common Stock to or through broker-dealers which may act as agents or principals. In effecting sales, the broker-

dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom any such broker-dealer may act as agent or from the purchasers to whom such broker-deal may sell as principal, or both, in amounts to be negotiated and that are not expected to exceed amounts customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares of Common Stock as principal may subsequently resell the shares from time to time in the following transactions: transactions which involve block transactions and sales to and through other broker-dealers, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, in negotiated transactions or at prices related to the then-current market price. In connection with these resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     The Selling Stockholders and any broker-dealer or agent that participates with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act with respect to any such sale. In the event of a sale, any discount, concession or commission received by the broker-dealer or agent and any profit on the resale of the shares as principal may be deemed to be underwriting discounts, concessions or commissions under the Securities Act. Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a “distribution” of the shares of common stock, Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may prohibit, with certain exceptions, any Selling Stockholder, selling broker-dealer or “affiliated purchaser” from bidding for or purchasing any security which is the subject of the distribution until such person’s participation in the distribution is completed. Additionally, Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     The Selling Stockholders may also sell the shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholders will sell any or all of their shares of Common Stock offered by this Prospectus.

     We are registering resales of the shares of Common Stock covered by this Prospectus on behalf of the Selling Stockholders. We will bear all expenses incurred in connection with the preparation of this Prospectus and registration of the securities covered by it, except that the Selling Stockholders will pay underwriting discounts, selling commissions and fees and expenses, if any, attributable to the sale of the securities.

LEGAL MATTERS

     Legal matters relating to our common stock have been passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas.

EXPERTS

     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to “incorporate by reference” into this Prospectus the documents we file with the Commission. This means that we can disclose important information to you by referring you to another document filed separately by us with the Commission. Any information incorporated by reference is deemed to be part of this Prospectus, except for information superseded by this Prospectus. Any information we file with the Commission after the date of this Prospectus will automatically update and supersede the information contained herein.

     You should read the information relating to us in this Prospectus together with the information in the documents incorporated herein by reference. This prospectus specifically incorporates by reference the following documents that we have previously filed with the Commission as of their respective filing dates:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 10, 2005 pursuant Section 13(a) of the Exchange Act;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 17, 2005, March 22, 2005, March 28, 2005, April 13, 2005, May 10, 2005 and May 27, 2005, pursuant to Section 13(a) of the Exchange Act;

•	The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Current Report on Form 8-K filed on March 8, 2002, as such may be amended from time to time; and

•	The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 27, 1997, as amended by Form 8-A/A filed on May 7, 1999.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall also be incorporated by reference into this Prospectus.

     Upon written or oral request, we will provide (free of charge) to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus, including exhibits that are specifically incorporated by reference in that information. Requests should be addressed to Input/Output, Inc., 12300 Parc Crest Drive, Stafford, Texas 77477, (281) 933-3339, Attention: Corporate Secretary.

     Nothing in this Prospectus shall be deemed to incorporate information furnished by us to, but not filed with, the Commission pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements contained in a document incorporated for deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein, or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or replaces such statement. Any statement so modified or replaced shall not be deemed to constitute a part of this Prospectus, except as so modified or replaced.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public from commercial document retrieval services (for a fee) and over the internet (free of charge) at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy (for a fee) all of our filings at the Securities and Exchange Commission’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0300 to obtain more information on the operation of the Public Reference Room. We also provide access to our filings on our website at www.i-o.com. Information on our website is not incorporated by reference in this Prospectus. You can also read and copy of all of our filings at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed by the Registrant with the Commission and are incorporated into this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 10, 2005 pursuant Section 13(a) of the Exchange Act;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 17, 2005, March 22, 2005, March 28, 2005, April 13, 2005, May 10, 2005 and May 27, 2005, pursuant to Section 13(a) of the Exchange Act;

•	The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Current Report on Form 8-K filed on March 8, 2002, as such may be amended from time to time; and

•	The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 27, 1997, as amended by Form 8-A/A filed on May 7, 1999.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The General Corporation Law of the State of Delaware (“DGCL”) permits the Registrant and its stockholders to limit directors’ exposure to liability for certain breaches of the directors’

fiduciary duty. The Restated Certificate of Incorporation of the Registrant, as amended (the “Charter”), provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Bylaws of the Registrant (the “Bylaws”) provide that the Registrant shall, to the full extent permitted by applicable laws (including the DGCL), indemnify its directors, officers, employees and agents with respect to expenses (including counsel fees), judgments, fines, penalties and other liabilities and amounts incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is or was a party, or is or was threatened to be made a party, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or any of its direct or indirect wholly owned subsidiaries, or is or was serving at the request of the Registrant or any of its direct or indirect wholly owned subsidiaries as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws provide that the indemnification provided pursuant to the Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any provision of law, certificate of incorporation, bylaws, governing documents, agreement, vote of stockholders or disinterested directors of the Registrant or any of its direct or indirect wholly owned subsidiaries, or otherwise.

     The Registrant maintains a standard form of officers’ and directors’ liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1	Restated Certificate of Incorporation dated August 31, 1990, filed on March 19, 2001, as Exhibit 3.1 to the Registrant’s Transition Report on Form 10-K for the seven months ended December 31, 2000 (Registration No. 001-12691), and incorporated herein by reference.

4.2	Certificate of Amendment to Restated Certificate of Incorporation dated October 10, 1996, filed on March 12, 2003, as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Registration No. 001-12691), and incorporated herein by reference.

4.3	Amended and Restated Bylaws, filed on March 8, 2002, as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (Registration No. 001-12691), and incorporated herein by reference.

4.4*	Amended and Restated Input/Output, Inc. 2004 Long-Term Incentive Plan.

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in the opinion of Fulbright & Jaworski L.L.P. filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	filed herewith

Item 9. Undertakings

     A. Undertaking to Update

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking With Respect to Documents Incorporated by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking With Respect to Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stafford, State of Texas, on June 8, 2005.

INPUT/OUTPUT, INC.

By:	/s/ J. Michael Kirksey

J. Michael Kirksey
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Michael Kirksey and David L. Roland, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statement filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this Registration Statement, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
President, Chief Executive Officer and
/s/ Robert P. Peebler	Director
	(principal executive officer)	June 8, 2005
Robert P. Peebler

SIGNATURE	TITLE	DATE
Executive Vice President
/s/ J. Michael Kirksey	and Chief Financial Officer
	(principal financial officer)	June 8, 2005
J. Michael Kirksey

/s/ Michael L. Morrison	Controller and Director of Accounting
	(principal accounting officer)	June 8, 2005
Michael L. Morrison

/s/ James M. Lapeyre, Jr.	Chairman of the Board of
	Directors and Director	June 8, 2005
James M. Lapeyre, Jr.

/s/ Bruce S. Appelbaum
	Director	June 8, 2005
Bruce S. Appelbaum

/s/ Theodore H. Elliott, Jr.
	Director	June 8, 2005
Theodore H. Elliott, Jr.

/s/ Franklin Myers
	Director	June 8, 2005
Franklin Myers

/s/ S. James Nelson, Jr.
	Director	June 8, 2005
S. James Nelson, Jr.

/s/ John N. Seitz
	Director	June 8, 2005
John N. Seitz

/s/ Sam K. Smith
	Director	June 8, 2005
Sam K. Smith

INDEX TO EXHIBITS

4.1	Restated Certificate of Incorporation dated August 31, 1990, filed on March 19, 2001, as Exhibit 3.1 to the Registrant’s Transition Report on Form 10-K for the seven months ended December 31, 2000 (Registration No. 001-12691), and incorporated herein by reference.

4.2	Certificate of Amendment to Restated Certificate of Incorporation dated October 10, 1996, filed on March 12, 2003, as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Registration No. 001-12691), and incorporated herein by reference.

4.3	Amended and Restated Bylaws, filed on March 8, 2002, as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (Registration No. 001-12691), and incorporated herein by reference.

4.4*	Amended and Restated Input/Output, Inc. 2004 Long-Term Incentive Plan.

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in the opinion of Fulbright & Jaworski L.L.P. filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	filed herewith